Exhibit 10.18
FORM OF
EMPLOYMENT AGREEMENT
     This AGREEMENT is entered into as of the date set forth on the signature page hereof, by and between Patriot Coal Corporation, a Delaware corporation (the “Company”), and the undersigned executive (the “Executive”).
RECITALS
     To induce Executive to serve in the executive team position set forth on the signature page hereof, the Company desires to provide Executive with compensation and other benefits on the terms and subject to the conditions set forth in this Agreement.
     Executive is willing to accept such employment and perform services for the Company, on the terms and subject to the conditions hereinafter set forth.
     It is therefore hereby agreed by and between the parties as follows:
     1. Employment.
     1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof in the executive team position set forth on the signature page hereof. In such capacity, Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall have the customary powers, responsibilities and authorities of executives holding such positions in publicly-held corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the CEO.
     1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment in the executive team position set forth on the signature page hereof commencing as of the date hereof (the “Commencement Date”) and agrees, subject to any period of vacation or sick leave, to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the CEO.
     1.3 Nothing in this Agreement shall preclude Executive from engaging in trade association activities, charitable work and community affairs, from delivering lectures, fulfilling speaking engagements or teaching at educational institutions, from managing any investment made by him or his immediate family with respect to which Executive or such family member is not substantially involved with the management or operation of the entity in which Executive has invested (provided that no such investment in publicly traded equity securities or other property may exceed 5% of the equity of any entity, without the prior approval of the CEO or the Board of Directors of the Company (the “Board”)) or from serving, subject to the prior approval of the CEO or the Board, as a member of the board of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the CEO or the Board required therein shall not be unreasonably withheld.
     2. Term of Employment. Executive’s term of employment under this Agreement (the “Term of Employment”) shall commence on the Commencement Date and, subject to termination as provided in this Agreement, shall have an initial term of two years (the “Initial Term”). Following the Initial Term, the Executive’s employment shall be employment “at will” unless both parties elect to extend the Term of Employment. Following the Term of Employment, Executive shall be not entitled to any benefits upon any termination of employment except for the Accrued Obligations (as defined in Section 6.1 hereof); provided, however, if, following the Term of Employment, the Executive’s employment is terminated by the Company other than for Cause (as defined in Section 6.3(b) hereof), Disability (as defined in Section 6.4 hereof) or death, the Executive shall be entitled to the Severance Payment, Prorated Bonus and Continuation Benefits (all as defined in Section 6.2(a)).
     3. Compensation.
     3.1 Salary. During the Term of Employment, the Company shall pay Executive a base salary (“Base Salary”) in the amount set forth on the signature page hereof, which shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Board and the CEO shall review in good faith, at least annually, Executive’s Base Salary in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase Executive’s Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to any such increased amount.
     3.2 Annual Bonus. In addition to his Base Salary, Executive shall, commencing with the 2007 calendar year and continuing each calendar year thereafter during the Term of Employment, be eligible to receive an annual cash bonus (the “Bonus”) in accordance with a program to be developed by the Board, based on achievement of performance targets established by the Board in consultation with the CEO as soon as practicable at or after the beginning of the calendar year to which the performance targets relate. Executive’s target and maximum annual Bonus percentages are set forth on the signature page hereof. A Bonus award shall be payable to Executive at the time bonuses are paid to executive officers in accordance with the Company’s policies and practices as set by the Board in consultation with the CEO, but in no event later than March 15 of the calendar year following the calendar year in which the Bonus is earned and vested.
     4. Employee Benefits.
     4.1 Equity and Stock Options.
     (a) Executive shall receive an extended long-term incentive award (the “Extended Long Term Incentive Award”) with a value that is at least equal to the percentage of Executive’s initial Base Salary set forth on the signature page hereof. Such award shall consist of stock options and restricted stock units, which will be granted on or about _________ ___, 2007. The stock options will be granted with an exercise price per share equal to the closing market price of a share of Company common stock on the grant date. The restricted stock units will be granted with a value per unit equal to the closing market price of a share of Company common stock on the grant date.
     (b) With respect to each calendar year commencing with the 2008 calendar year during the Term of Employment, Executive shall receive equity-based compensation awards under the Company’s equity incentive plans (the “Annual Long Term Incentive Awards” and, together with the Extended Long Term Incentive Award, the “Long Term Incentive Awards”) with a value at least equal to the percentage of Executive’s Base Salary (as in effect on the date of such award) as set forth on the signature page hereof. The Annual Long Term Incentive Award with respect to the 2008 calendar year shall be made in the form of restricted stock on or about _________ ___, 2007, with a value per share that equals the closing market price of a share of Company common stock on the grant date. The Annual Long Term Incentive Award with respect to each calendar year after 2008 shall be made effective on the first business day of such calendar year.
     (c) As of the date of termination of Executive’s employment due to Executive’s Disability (as hereinafter defined) or death, or upon the occurrence of a change in control (as defined in the applicable equity-based plan or award) all outstanding Long Term Incentive Awards and any other equity-based awards granted to the Executive by the Company shall become immediately and fully vested; provided, however, that any performance units granted to Executive shall not become fully vested upon a change in control unless otherwise provided in the applicable plan or award agreement. In the case of termination of Executive’s employment due to Executive’s Disability (as hereinafter defined) or death, any options held by Executive as of such date shall remain exercisable until at least the earlier of (i) the date that is one (1) year after the date of termination of Executive’s employment or (ii) the date on which the option would have expired solely by reason of the passage of time if Executive’s employment had not been terminated, provided that no option shall remain outstanding longer than the maximum time permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     (d) The Long Term Incentive Awards shall be governed by separate grant agreements (together with any other agreement approved by the Board and designated by the Board as an “Ancillary Document” for purposes of this Agreement, the “Ancillary Documents”). In the event of any conflict between an Ancillary Document and the terms of this Agreement, the terms of this Agreement shall govern.
     (e) All Long Term Incentive Awards and any other equity-based awards granted to the Executive by the Company shall be approved by a committee of the Board comprised of individuals who are both disinterested directors (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and independent directors (within the meaning of applicable stock exchange rules) and shall be exempt from Section 16(b) of the Exchange Act by reason of Rule 16b-3 under the Exchange Act.
     4.2 Employee Benefit Programs, Plans and Practices; Perquisites. During the Term of Employment, the Company shall provide Executive with employee benefits and perquisites at a level (a) commensurate with his or her position in the Company and (b) at least as favorable to the Executive as the Company provides to its other senior executives, including retirement benefits, health and welfare benefits (both active and retiree), the Continuation Benefits (as defined herein), and other employee benefits and perquisites which the Company may make available to its senior executives from time to time. Executive’s service with Peabody Energy Corporation and its affiliates shall be taken into account for purposes of determining eligibility, vesting, level of benefits and benefit accruals under the Company’s benefit plans (except to the extent that such service credit would result in a duplication of benefits).
     4.3 Vacation. Executive shall be entitled to the number of business days paid vacation in each calendar year as determined in accordance with the Company’s applicable vacation policies, which shall be taken at such times as are reasonably consistent with Executive’s responsibilities hereunder.
     5. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties on behalf of the Company.
     6. Termination of Employment.
     6.1 Termination of Employment for Any Reason. In the event of a termination of the Executive’s employment for any reason, whether or not such termination occurs during the Term of Employment, the Company shall pay to the Executive (a) within five (5) business days following the date of termination of the Executive’s employment, a lump sum equal to (i) Executive’s Base Salary earned on or prior to the date of such termination, (ii) any business expenses incurred by Executive and not yet reimbursed by the Company as of the date of such termination, (iii) any vacation time accrued but unused on or prior to the date of such termination and (iv) any Bonus earned but not yet paid for any calendar year prior to the date of such termination, and (b) any benefits accrued and vested under any of the Company’s employee benefit programs, plans and practices on or prior to the date of termination of Executive’s employment (the “Accrued Obligations”) in accordance with the terms of such programs, plans and practices.
     6.2 Termination Not for Cause or for Good Reason. (a) The Company or Executive may terminate Executive’s Term of Employment at any time for any reason by providing written notice to the other party at least thirty (30) days (or such other number of days specified in this Agreement) in advance of the date of termination of Executive’s employment. If, during the Term of Employment, Executive terminates his or her employment for Good Reason, such notice shall describe the conduct Executive believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within 30 days of receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such 30-day period, Executive’s notice of termination shall be deemed withdrawn.
If Executive’s employment is terminated (i) by the Company other than for Cause (as defined in Section 6.3(b) hereof), Disability (as defined in Section 6.4 hereof) or death or (ii) by Executive for Good Reason (as defined in Section 6.2(b) hereof), the Company, as severance, shall pay to Executive an amount (the “Severance Payment”) equal to the product of:
     (A) the sum of:
     (I) Executive’s Base Salary, plus
     (II) an additional amount equal to the greater of (x) Executive’s target Bonus for the calendar year of termination of Executive’s employment, or (y) the annual average of the actual Bonus awards paid to Executive by the Company during the three calendar years preceding the date of termination of Executive’s employment (or, if Executive has not yet been employed by the Company pursuant to this Agreement for three full calendar years as of the date his or her employment is terminated, during the two-year or one-year period, as applicable, for which he or she has been so employed and received a Bonus); multiplied by
     (B) the greater of
     (I) one (1) or
     (II) the number of calendar days during the period between the date that Executive’s employment is terminated and the date that Executive’s Term of Employment would otherwise expire under this Agreement by reason of the passage of time (the “Remaining Term”) divided by three hundred sixty five (365).
The amount calculated pursuant to (A) and (B) above is referred to herein as the “Severance Payment.” If the Remaining Term is less than or equal to three hundred sixty five (365) days, the Company shall pay the Severance Payment to the Executive in twelve (12) substantially equal monthly installments commencing on the date of termination of Executive’s employment. If the Remaining Term is greater than three hundred sixty five (365) days, the Company shall pay the Severance Payment to the Executive in substantially equal installments when Base Salary would otherwise be due in accordance with Section 3.1 hereof through the end of the Remaining Term.
In addition, the Company shall pay to Executive a prorated bonus (the “Prorated Bonus”) for the calendar year of termination of Executive’s employment, calculated as the Bonus Executive would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days during the calendar year of termination that Executive was employed and the denominator of which is the total number of business days during the calendar year of termination. The Prorated Bonus shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Prorated Bonus was earned and vested.
The Company shall also continue to provide Executive, as though he or she remained actively employed, for a period ending on the later of (i) the date that the Remaining Term expires and (ii) the date that is one (1) year following the date of termination of Executive’s employment (the “Benefit Continuation Period”), life insurance, health coverage, retirement and other benefits identified on the signature page hereof (collectively, the “Continuation Benefits”), provided, however, that the Company shall not be obligated to provide any benefits under any tax-qualified plan that is not permitted by the terms of such plan or by applicable law or that could jeopardize the plan’s tax status; provided, further, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period. Notwithstanding the foregoing, if Executive breaches any provision of Section 13 hereof, the remaining balances of the Severance Payment, the Prorated Bonus and any Continuation Benefits shall be forfeited.
     (b) For purposes of this Agreement, the term “Good Reason” means: (i) a reduction by the Company in Executive’s Base Salary (in which event the Severance Payment shall be calculated based on Executive’s Base Salary in effect prior to any such reduction); (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Executive is entitled (other than a reduction that generally affects all executives); (iii) a material decline in Executive’s Bonus or Long Term Incentive Award opportunities (other than a decline that generally affects all executives); (iv) relocation of Executive’s primary office by more than 50 miles from the location of Executive’s primary office in Saint Louis, Missouri; or (v) any material diminution or material adverse change in Executive’s title, duties, responsibilities or reporting relationships. Any amounts due to the Executive in connection with a termination of employment shall be computed without giving effect to any changes that give rise to Good Reason. If Executive does not give notice to the Company as described in Section 6.2(a) hereof within ninety (90) days after an event giving rise to Good Reason, the Executive’s right to claim Good Reason termination on the basis of such event shall be deemed waived.
     6.3 Voluntary Termination by Executive; Discharge for Cause. (a) In the event that Executive’s employment is terminated (i) by the Company for Cause, as hereinafter defined, or (ii) by Executive other than for Good Reason, Disability or death, the Company shall pay to Executive the Accrued Obligations.
     (b) As used herein, the term “Cause” shall be limited to (i) any material and uncorrected breach by Executive of the terms of this Agreement, including, but not limited to, a violation of Section 13 hereof, (ii) any willful fraud or dishonesty of Executive involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of Executive to comply with any major corporate policy of the Company which is communicated to Executive in writing, or (iv) Executive’s conviction of, or plea of nolo contendere to, any felony if such conviction or plea results in his or her imprisonment; provided that, with respect to clauses (i), (ii) and (iii) above, Executive shall have thirty (30) days following his or her receipt of written notice of the conduct that is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company. If the Executive cures the conduct that is the basis for the potential termination for Cause within such 30-day period, the Company’s notice of termination shall be deemed withdrawn. In the event that Executive is terminated for failure to meet performance goals, as determined by the Board, such termination shall be considered a termination for Cause for all purposes relating to his or her equity-based compensation awards, but it shall be considered a termination without Cause for purposes of his or her right to receive the Severance Payment, the Prorated Bonus and the Continuation Benefits.
     6.4 Disability. In the event of the Disability (as defined below) of Executive during the Term of Employment, the Company may terminate Executive’s Term of Employment upon written notice to Executive (or Executive’s personal representative, if applicable) effective upon the date of receipt thereof (the “Disability Commencement Date”). The Company shall pay to the Executive the Accrued Obligations as provided in Section 6.1, and the Prorated Bonus when such bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Executive’s employment was terminated. The term “Disability,” for purposes of this Agreement, shall mean Executive’s absence from the full-time performance of Executive’s duties pursuant to a reasonable determination made in accordance with the Company’s disability plan that Executive is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six months.
     6.5 Death. In the event of Executive’s death during the Term of Employment or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, the Company shall pay to the Executive’s beneficiary(ies) (to the extent so designated by the Executive) or his or her estate (to the extent that no such beneficiary has been designated) the Accrued Obligations as provided in Section 6.1, the Prorated Bonus when such bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which Executive’s employment was terminated, and any remaining payments that were payable to Executive by reason of his or her termination of employment under Section 6.2 to which Executive was entitled at the time of his or her death in accordance with the terms of Section 6.2.
     6.6 No Further Notice or Compensation or Damages. Executive understands and agrees that he or she shall not be entitled to any further notice, compensation or damages upon a termination of his or her employment under this Agreement, other than amounts specified in Sections 4 and 6 hereof, the Ancillary Documents, and any plan, program or arrangement of the Company.
     6.7 Executive’s Duty to Deliver Materials. Upon the termination of Executive’s employment for any reason, Executive or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his or her control, including all copies of any of the foregoing.
7. Tax Gross-Up Payments.
     (a) If Executive becomes entitled to any payment, benefit or distribution (or combination thereof) by the Company, any affiliated company, or one or more trusts established by the Company for the benefit of its employees, whether paid or payable pursuant to Section 6.2 of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Payments”), which are or become subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (b) All determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be mutually agreed by the Company and the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and Executive within ten business days after the receipt of notice from Executive that Payments were made, or such earlier time as is required by the Company; provided that, for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) no later than March 15 of the calendar year following the calendar year in which the Accounting Firm determines that Executive is entitled to a Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to the Company and Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Code Section 4999, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive may be lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies hereunder and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive; provided, however, that such Underpayment shall be paid to Executive no later than March 15 of the calendar year following the calendar year in which it is determined that the Executive is entitled to an Underpayment.
     (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than fifteen business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 7, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s compliance with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 7, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
     8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
     To the Company:
Patriot Coal Corporation
attn: Board of Directors
     with a copy to:

     To Executive at the address set forth on the signature page hereof.
Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given.
     9. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     10. Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company.

     11. Amendment. This Agreement may be amended only by written agreement of the parties hereto.
     12. Amendment to Comply with Code Section 409A. If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Code Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it is exempt from, or compliant with, the requirements of Code Section 409A and preserves as nearly as possible the original intentions of the affected provisions. If any payment due to the Executive is required to be delayed by reason of Code Section 409A, such payment shall be paid in one lump-sum payment as soon as administratively feasible on or after the date such payment is permitted to be made under Code Section 409A, subject to standard payroll deductions and withholdings.
     13. Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation.
     (a) Executive, both during the term hereof and thereafter, will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary of the Company or to the extent required by applicable law), any secret or confidential information that is not publicly available regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive’s employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.
     (b) In consideration of the Company’s obligations under this Agreement, Executive agrees that: (i) during the period of his employment hereunder and for a period of one year thereafter, without the prior written consent of the Board, he will not, directly or indirectly, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any activities which are in competition with the business of the Company or its subsidiaries; (ii) during the period of his employment hereunder and for a period of one year thereafter, without the prior written consent of the Board, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation; and (iii) during the first year that this Agreement is in effect, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly solicit, offer employment to or hire any person who is employed by Peabody Energy Corporation or its subsidiaries, except to the extent agreed upon in writing by Peabody Energy Corporation.
     (c) For purposes of this Section 13, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this subsection 13(c) or subsection 13(b), nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.
     (d) Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that, in the event of such a breach of this Section 13 by the Executive, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and seek to obtain an injunction against Executive from any court having jurisdiction over the matter to restrain any further violation of this Section 13 by Executive.
     14. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
     15. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 13 hereof) or the Ancillary Documents shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay any legal fees in connection with such arbitration in the event that Executive prevails on a material element of his claim or defense.
     16. Indemnification; Directors’ & Officers’ Liability Insurance.
     (a) The Company shall indemnify the Executive during and after the Term of Employment to the maximum extent permitted by applicable law for any liability incurred by the Executive by reason of his service as an officer or director of the

Company or any of its subsidiaries or affiliates or by reason of his service as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates.
     (b) During the Term of Employment and for so long as Executive may have any liability by reason of serving as an officer or director of the Company or any of its subsidiaries or affiliates, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers. During the Term of Employment and for so long as Executive may have any liability by reason of serving as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates, the Executive shall be entitled to the same fiduciary liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.
     17. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.
     18. Effect on Prior Agreements. This Agreement, the transition letter agreement entered into by Peabody Energy Corporation and Executive in connection with Executive’s transfer to the Company, and the Ancillary Documents contain the entire understanding between the parties hereto and supersede in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.
     19. Withholding. The Company shall be entitled to withhold from payments to Executive any amount of withholding required by law.
     20. Survival. Notwithstanding the expiration of the term of this Agreement, the provisions of Sections 4, 13 and 16 hereunder shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.
     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
[SIGNATURE PAGE FOLLOWS]

PATRIOT COAL CORPORATION

By:

Name:
Title:

EXECUTIVE

Charles A. Ebetino

Agreement Commencement Date:

Name of Executive:	Charles A. Ebetino

Address of Executive:

Executive Team Position:	Senior Vice President – Corporate Development

Base Salary:	$375,000 per annum

Annual Bonus Target:	80% of Base Salary (with maximum no less than 140 % of Base Salary)

Long-Term Incentive Award:	120% of Base Salary

Extended Long-Term Incentive Award:	475% of Base Salary

Continuation Benefits:	1. Medical, dental and vision benefits
2. Life insurance
3. AD&D
4. Health care flexible spending account (to extent required to comply with COBRA continuation coverage requirements)
5. Qualified and non-qualified defined contribution plan benefits
6. Qualified and non-qualified defined benefit plan benefits